Exhibit 4.3
Consulting Agreement dated June 1st, 2007 (Donald W. Sapaugh)

CONSULTING AGREEMENT

1. Parties.

1.1. This Consulting Agreement (this “Agreement”) is made and entered into effective as of the 1st day of June 2007, by and between The Mint Leasing, Inc., 323 North Loop W, Houston, Texas 77008, a Nevada corporation (the “Company”), and Donald W. Sapaugh, a natural person and resident of Texas (the “Consultant”).

2. Recitals.

2.1. This Agreement is made with reference to the following facts and circumstances. (a) The Company wishes to engage the services of the Consultant to advise and consult with the Company on certain business and financial matters as set forth in this Agreement. (b) The Consultant is willing to accept such engagement, on the terms set forth in this Agreement.

2.2. In consideration of the premises, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Consultant agree as follows.

3. Engagement.

3.1. The Company hereby engages the services of the Consultant, as an independent contractor, for a period of one year beginning on the date hereof, and ending one year from and after the date hereof (the “Term”), and the Consultant hereby accepts such engagement, for the purposes set forth in section 3.2. below.

3.2. The scope of the services to be rendered by the Consultant to the Company are limited to the following:

(a) The Consultant shall, from time to time as the Company may request, advise and consult with the Company’s board of directors and executive officers regarding (i) the Company’s merger and acquisition strategies, including the evaluation of targets and the structuring of transactions; (ii) the Company’s investor relations; and (iii) the Company’s business development activities, including major geographic and service expansion plans.

(b) The Consultant shall devote such time to this engagement as is reasonably necessary, but the Consultant need not devote his full time or attention to the engagement. The Company recognizes that the Consultant has numerous clients and engagements, and that this engagement is not exclusive.

(c) The services need not be rendered at the Company’s offices and may be rendered by telephonic communication; provided, however, that upon the Company’s request and reasonable notice, the Consultant will attend meetings of the Company’s board of directors and executive officers for the purpose of advising and consulting with them with respect to matters within the scope of this engagement.

(d) Anything in this Agreement to the contrary notwithstanding, the services rendered by the Consultant under this Agreement shall not include any services in connection with the offer or sale of securities and will not directly or indirectly promote or maintain a market for the Company’s securities.

4. The Consultant’s Fees and Expenses.

4.1. The Company shall pay the Consultant as a fee for his services under this Agreement (the “Consulting Fee”) warrants to purchase up to 1,050,000 shares of the Company’s common stock at the following strike price per share:
(a)  350,000 shares at $.10 price per share, which shall be deemed to be fully earned upon execution of this Agreement.
(b)  200,000 shares at $.50 price per share, which shall be deemed to be fully earned upon execution of this Agreement.
(c) 200,000 shares at $1.00 price per share, which shall be deemed to be fully earned upon execution of this Agreement.
(d) 150,000 shares at $1.50 price per share, which shall be deemed to be fully earned upon execution of this Agreement.
(e) 150,000 shares at $2.00 price per share, which shall be deemed to be fully earned upon execution of this Agreement.

It is understood that these warrants may be cashless upon conversion, at the sole discretion of the warrantholder.

4.2. The Company shall cause the warrants to be issued to the Consultant, and the stock issuable upon exercise thereof, to be registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement on an amended form SB-2, or other appropriate form, at a reasonable time requested by Consultants. The issuance of certificates representing the warrants to the Consultant pursuant to the Warrant Agreement attached hereto as Exhibit A.

4.3. The warrants delivered to the Consultant for his services under this Agreement shall include the Consultant’s costs and expenses incurred in the performance of this Agreement, including travel, lodging, meals and legal fees.

4.4. The Company will be responsible for approved expenses, including, but not limited to travel, advertising, marketing, etc.

5. Confidential Information.

5.1. The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information. The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company and its subsidiaries. The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company and its subsidiaries. By reason of his being a Consultant to the Company, Consultant has or will have access to, and will obtain, specialized knowledge, trade secrets and confidential information about the Company’s operations and the operations of its subsidiaries, which operations extend through the United States. Therefore, Consultant recognizes that the Company is relying on these agreements in entering into this Agreement.

5.2 During and after the Term, Consultant will not use, disclose to others, or publish any inventions or any confidential business information about the affairs of the Company, including but not limited to confidential information concerning the Company’s products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, and other confidential information acquired by him in the course of his past or future services for the Company. Consultant agrees to hold as the Company’s property all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company’s business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company, at any time, to deliver the same to the Company within twenty four hours of such termination or demand.

5.3 During the Term Consultant will not induce any employee of the Company to leave the Company’s employ or hire any such employee (unless the Board of Directors of the Company shall have authorized such employment and the Company shall have consented thereto in writing).

6. Arbitration of Disputes, Litigation Expenses.

6.1. Any controversy or claim arising out of or relating to any acts or omissions of either party hereto or any of the Company’s officers, directors, agents, affiliates, associates, employees or controlling persons shall be settled by binding arbitration under the Federal Arbitration Act in accordance with the commercial arbitration rules of the American Arbitration Association. Within 15 days after the commencement of arbitration, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within 10 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. In such arbitration proceedings, the parties shall be entitled to any and all remedies that would be available in the absence of this Section and the arbitrators, in rendering their decision, shall follow the substantive laws that would otherwise be applicable. The arbitration of any dispute pursuant to this Section shall be held in Houston, Texas. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction

6.2. In the event of any litigation or other proceeding between the Company and the Consultant with respect to the subject matter of this Agreement and the enforcement of the rights hereunder, the losing party shall reimburse the prevailing party for all of his/its reasonable costs and expenses, as well as any forum fees, relating to such litigation or other proceeding, including, without limitation, his/its reasonable attorneys’ fees and expenses, provided that such litigation or proceeding results in a (a) final settlement requiring  payment to the prevailing party; or (b) final judgment.

7. Miscellaneous.

7.1. Relationship. The relationship between the Company and the Consultant created by this Agreement is that of independent contractors. Consultant understands and agrees that (i) Consultant will not be treated as an employee of the Company for federal tax purposes; (ii) Company will not withhold on behalf of Consultant pursuant to this Agreement any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body relating to Consultant; (iii) all of such payments, withholdings, and benefits, if any, are the sole responsibility of Consultant; and (iv) Consultant will indemnify and hold Company harmless from any and all loss or liability arising with respect to such payments, withholdings, and benefits, if any. In the event the Internal Revenue Service or any other governmental agency should question or challenge the independent contractor status of Consultant, the parties agree that Consultant and Company shall have the right to participate in any discussion or negotiation occurring with such agency or agencies, irrespective of who initiates the discussion or negotiations. The services to be rendered by the Consultant pursuant to this Agreement do not include the services or activities of an “investment adviser,” as that term is defined by U.S. federal or state laws and, in performing services under this Agreement, the Consultant shall not be deemed to be an investment adviser under such laws.

7.2. Indemnity. The Company hereby agrees to defend, indemnify, and hold the Consultant, and his employees, agents, partners and affiliates harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the enforcement of this clause) arising directly or indirectly from the activities of the Consultant or any of his employees, agents, partners or affiliates under this Agreement, or from the activities of the Company or any of its shareholders, officers, directors, employees, agents, partners or affiliates, whether such claims are asserted by any governmental agency or any other person. This indemnity shall survive termination of this Agreement.

7.3. Advertisement. The Company agrees that the Consultant has the right to place advertisements in financial and other newspapers and journals at his own expense describing his services to the Company.

7.4. Notices. Any notice or other communication required or permitted to be given shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States), or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section). Any notice given to any corporate party shall be addressed to the attention of the Corporation Secretary. Any notice of other communication given by certified mail (or by such comparable method) shall be deemed given at the time of certification thereof (or comparable act), except for a notice changing a party’s address which will be deemed given at the time of receipt thereof.

7.5. Survival of Obligations. The obligations of the parties under Sections 6, 7.1 and 7.2 of this Agreement shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Consultant, upon the expiration of this Agreement or otherwise).

7.6. Severability. In case any one or more of the provisions or part of the provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other jurisdiction or any other provision or part of a provision of this Agreement, but this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible. In furtherance and not in limitation of the foregoing, the Company and Consultant each intend that the covenants contained in Section 5 shall be deemed to be a series of separate covenants, one for each and every other state, territory or jurisdiction of the United States and any foreign country set forth therein. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings. If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, be enforced for such lesser period of time as shall be deemed reasonable and not excessive by such court.

7.7. Entire Agreement, Amendment. This Agreement contains the entire agreement between the Company and the Consultant with respect to the subject matter thereof. Consultant acknowledges that he neither holds any right, warrant or option to acquire securities of the company, nor has the right to any such rights, warrants or options, except pursuant to this Agreement. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom any amendment, waiver, change, modification or discharge is sought.

7.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas; provided, however, if any provision of this Agreement is unenforceable under Texas law, but is enforceable under the laws of the State of Nevada, then Nevada shall govern the construction and enforcement of that provision. The courts of the State of Texas shall have exclusive jurisdiction for any action arising out of or related to this Agreement.

7.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and together will constitute one and the same Agreement, with one counterpart being delivered to each party hereto and the original being may a part of the corporate records.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first above written.

The Consultant:

/s/ Donald W. Sapaugh
Donald W. Sapaugh

Date signed

The Company:

The Mint Leasing, Inc.

By	/s/ Jerry Parish
Printed Name:
Title:

Date signed

WARRANT AGREEMENT

THIS WARRANT AGREEMENT, dated as of the 1st day of June, 2007, is entered into by and between The Mint Leasing, Inc. (the “Company”), and Donald W. Sapaugh, as warrant agent (the “Warrant Agent”).

W I T N E S S E T H:

WHEREAS, the Company has authorized the issuance of 1,050,000 warrants (the “Warrants”) in connection with certain consulting agreements;

WHEREAS, the Warrants are issued pursuant to the Company’s Strategic Plan, approved by the board of directors;

WHEREAS, the Company desires to provide for the issuance of certificates representing the Warrants; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to act in connection with the issuance, registration, transfer and exchange of Warrants and the exercise of the Warrants.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations hereunder of the Company, the Registered Holders of Warrants, and the Warrant Agent, the parties hereto agree as follows:

SECTION 1
DEFINITIONS

In addition to those terms defined above, as used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

“Corporate Office” The office of the Warrant Agent (or its successor) at which its principal business shall be administered, which office is located at the date hereof at
.

“Exercise Date” As to any Warrant, the date on which the Warrant Agent shall have received both (i) the Warrant Certificate representing such Warrant, with the notice of exercise form therefor duly executed by the Registered Holder thereof or his duly authorized attorney (in writing), and (ii) instructions for delivery as provided in paragraph 4.2.

“Exercise Price” The dollar amount to be paid for one fully paid and nonassessable Share, as set forth in the Warrant Certificate, subject to adjustment in the events specified in Section 8.

“Expiration Date” The Expiration Date of the Warrants shall be 5:00 p.m. (New York time) or the earlier of (i)(A) the date which is the last day of the 5 year period commencing on the Initial Warrant Exercise Date, or (B) such later date as the Company may at its option determine; or (ii) the Redemption Date as defined in Section 9 hereof.  If such Expiration Date shall be a holiday in the State of New York or shall be a day on which banks are authorized to close in New York, then Expiration Date shall mean 5:00 p.m. (New York time) on the next following day that in the State of New York is not a holiday or a day on which banks are authorized to close.

“Initial Warrant Exercise Date” The date of this Agreement.

“Purchase Price” The dollar amount derived by multiplying the Exercise Price by the number of Shares issuable upon the exercise.

“Registered Holder” The person in whose name any certificate representing Warrants shall be registered on the books maintained by the Warrant Agent pursuant to Section 6.

“Settlement Date” The third business day following delivery of the Shares in accordance with the instructions contained in the notice of exercise form, free and clear of any legend, restriction or stop order.  Electronic delivery shall be for the account specified in the notice of exercise form.  Certificates shall be registered in the name specified in the notice of exercise form.

“Shares” The shares of the Company’s common stock, $.001 par value, or any security into which the Company’s common stock, $.001 par value, is converted or exchanged (the “Common Stock”), issuable upon exercise of the Warrants.

“Stock” The shares of the Company’s capital stock of any class, whether now or thereafter authorized, that has the right to participate in the distribution of earnings and assets of the Company without limit as to amount or percentage.

SECTION 2
WARRANTS AND ISSUANCE OF WARRANTS

2.1.	Warrant

Each Warrant shall entitle the Registered Holder of the Warrant representing such Warrant to purchase one Share upon the exercise thereof, subject to modification and adjustment as provided in Section 8.

2.2.	Execution of Warrants

Upon execution of this Agreement, certificates representing warrants to purchase an aggregate of 1,050,000 shares shall be executed by the Company and delivered to the Warrant Agent.  At its request, additional Warrant Certificates shall be executed by the Company and delivered to the Warrant Agent.  After certificates representing an aggregate of such number of Shares as shall be required in connection with the distribution of the Warrants, shall have been duly countersigned by the Company (or by the Transfer Agent, if one then be acting) and upon written order of the Company signed by its President and by its Secretary, the Warrants shall be countersigned, issued, and delivered by the Warrant Agent.

2.3.	Delivery of Additional Warrants

From time to time, up to the Expiration Date, the Company (or the Transfer Agent if then acting) shall countersign and deliver stock certificates in required whole number denominations upon the exercise of Warrants in accordance with this Agreement.  From time to time, up to the Expiration Date, the Warrant Agent shall countersign and deliver Warrants in required whole number denominations to the persons entitled thereto in connection with any transfer or exchange permitted under this Agreement.  No Warrants shall be issued except (i) those initially issued hereunder, (ii) those issued on or after the Initial Warrant Exercise Date, upon the exercise of any Warrants pursuant to Section 4, to evidence any unexercised Warrants held by the exercising Registered Holder, (iii) those issued upon any transfer or exchange pursuant to Section 6, and (iv) those issued pursuant to Section 7.

SECTION 3
FORM AND EXECUTION OF WARRANT CERTIFICATES

3.1.	Form of Warrants

The Warrants shall be substantially in the form annexed hereto as Exhibit “A” (the provisions of which are hereby incorporated herein) and may have such letters, numbers, or other marks of identification or designation and such legends, summaries, or endorsements printed, lithographed, or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Warrants may be listed, or to conform to usage.  The Warrants shall be dated the date of issuance thereof (whether upon initial issuance, transfer, exchange or in lieu of mutilated, lost, stolen or destroyed Warrants).  The Warrants shall be numbered serially.

3.2.	Validity of Signatures

Warrants shall be executed on behalf of the Company by its President and by its Secretary, by manual signatures or by facsimile signatures printed thereon, and shall have imprinted thereon a facsimile of the Company’s seal.  Warrants shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned.  In case any officer of the Company who signed a Warrant ceases to be such officer of the Company before issuance of such Warrant, or before countersignature by the Warrant Agent and issuance and delivery thereof, such Warrant may nevertheless be countersigned by the Warrant Agent, and issued and delivered with the same force and effect as though the person who signed such Warrant had not ceased to be such officer of the Company.

SECTION 4
EXERCISE

4.1.	Exercise Procedures

Each Warrant may be exercised at any time on or after the Initial Warrant Exercise Date, but not after the Expiration Date, as appropriate, upon the terms and subject to the conditions set forth herein and in the applicable Warrant.  A Warrant shall be deemed to have been exercised immediately prior to the close of business on the Exercise Date, and the person entitled to receive the Shares deliverable upon such exercise shall be treated for all purposes as the Registered Holder thereof with respect to such number of Shares as shall equal the aggregate number of full Shares issuable upon such exercise.  As soon as practicable on or after the Exercise Date, and in conformity with usual practices respecting such conduct, the Warrant Agent (on behalf of the Company) shall cause to be issued and delivered to or for the account of the person designated by the Registered Holder in the notice of exercise a certificate or certificates for the Shares deliverable upon such exercise free and clear of any legend, restriction or stop order.  The certificate or certificates shall be registered in the name specified in the notice of exercise, in proper form for transfer.

4.2	Payment of Purchase Price

Upon the exercise of any Warrant, the Warrant Agent shall promptly notify the Company in writing of such fact and of the number of Shares delivered upon such exercise, and shall promptly either (i) make payment to the Company the dollar amount of the Purchase Price in the manner specified by the Company in writing to the Warrant Agent, or (ii) provide instructions for such payment against delivery of the. Shares.  The Purchase Price shall be, derived by multiplying the Exercise Price by the number of Shares issuable upon the exercise and shall be paid on or before the Settlement Date by certified or bank check, bank or federal reserve wire transfer as specified in written instructions from the Company to the Registered Holder.  In the event the Company does not specify the method of payment, payment shall be by bank check deposited on the Settlement Date with a commercial carrier for overnight delivery to the Company at the address specified in Section 12 of this Agreement.

4.3	Limitation on Right and Power to Exercise.

Any provision in the Warrant, this Agreement or any other document to the contrary not withstanding, the Registered Holder shall not have the right or power to exercise this warrant, either in whole or in part, if, and any attempt to do so shall be void, after having given effect to such exercise, the Registered Holder shall be or shall be deemed to be the beneficial owner of 5% or more of the then outstanding Common Stock within the meaning or for the purposes of Section 13(d) or 13(g) of the U.S. Securities Exchange Act of 1934, as amended, or as the term “beneficial owner” is defined in Rule 13d-3 of the U.S. Securities and Exchange Commission or otherwise. Any attempt to exercise the Warrant shall also be ineffective to the extent that the Company does not have sufficient authorized, unissued and unreserved Common Stock to issue the Shares.

4.4.	No Fractional Shares

Notwithstanding that the number of Shares purchasable upon the exercise of a Warrant is adjusted pursuant to Section 8 of this Agreement, the Company shall nonetheless not be required to issue fractions of Shares upon exercise of the Warrants or to distribute Shares certificates that evidence fractional Shares.  In lieu of fractional Shares, there shall be returned to exercising Registered Holders of the Warrants upon such exercise an amount in cash, in United States dollars, equal to the amount in excess of that required to purchase the largest number of full Shares.

The Registered Holder of a Warrant by the acceptance thereof expressly waives his right to receive any fractional Warrant or any fractional Shares upon exercise of a Warrant.

4.5.	Partial Exercise

In case the Registered Holder of any Warrant shall exercise fewer than all of the Warrants evidenced thereby, a new Warrant evidencing Warrants equivalent to the Warrants remaining unexercised shall be issued by the Warrant Agent to the Registered Holder of such Warrant or to his duly authorized assign, subject to the provisions of this Agreement.

SECTION 5
RESERVATION OF SHARES; LISTING; PAYMENT OF TAXES

5.1.	Reservation of Shares

The Company covenants that it will at all times reserve and keep available out of its authorized Shares, solely for the purpose of issuance upon exercise of Warrants, such number of Shares as shall then be issuable upon the exercise of all outstanding Warrants.  The Company covenants that all Shares that shall be issuable upon exercise of the Warrants shall be free and clear of any legend, restriction or stop order, duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof, and that upon issuance the Company shall use its best efforts to cause such Shares to be listed on each national securities exchange, if any, on which the Company’s outstanding Stock is then listed.

5.2.	Governmental Approvals

If the Shares reserved under this Section require qualification or registration with or approval of any governmental authority, federal or state, before such securities may be validly issued or delivered pursuant to such exercise, the Company covenants that it will, in good faith, endeavor to secure such registration or qualification or approval; provided, however, that the Company shall not be required to issue Shares to any person, pursuant to exercise of the Warrants, who shall be resident in any state in which such exercise would be unlawful or if such qualification, registration or approval shall require the Company to file a general consent of service of process or qualify to do business as a foreign corporation in such state.

5.3.	Payment of Taxes

The Company shall pay all documentary, stamp, or similar taxes and other governmental charges that may be imposed with respect to the issuance of Warrants, or the issuance or delivery of any Shares upon exercise of the Warrants, provided, however, that if Shares are to be delivered in a name other than the name of the Registered Holder of the Warrant representing any Warrant being exercised, then no such delivery shall be made unless the person requesting the same has paid to the Warrant Agent the amount of transfer taxes or charges incident thereto, if any.

5.4.	Requisition of Shares

The Warrant Agent is hereby irrevocably authorized by the Company to requisition, from time to time, certificates representing Shares required to be delivered upon exercise of the Warrants.

SECTION 6
EXCHANGE AND REGISTRATION OF TRANSFER

6.1.	Exchanges and Transfers

Warrants may be exchanged for other Warrants representing an equal aggregate number of Warrants or may be transferred, in whole or part, under the terms of this Agreement.  Warrants to be exchanged shall be surrendered to the Warrant Agent at its Corporate Office, and the Company shall execute and the Warrant Agent shall countersign, issue and deliver in exchange therefor the Warrant or Warrants that the Registered Holder making the exchange shall be entitled to receive.

6.2.	Books and Records

The Warrant Agent shall keep at such office books and records in which it shall register Warrants and the transfer thereof.  Upon due presentment at such office of any Warrant for registration of transfer, the Company shall execute and the Warrant Agent shall issue and deliver to the transferee(s) a new Warrant or Warrants representing an equal aggregate number of Warrants.

6.3.	Procedures of Transfers, etc.

With respect to all Warrants presented for registration of transfer, or for exchange or exercise, the subscription form on the reverse thereof shall be duly endorsed, or be accompanied by a written instrument or instruments of transfer and subscription, in form satisfactory to the Company and the Warrant Agent.  Such documentation shall be duly executed by the Registered Holder or his duly authorized attorney.

The Company may require payment by the Registered Holders of Warrants of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with exchange or registration of transfer of Warrants.

All Warrants so surrendered for exchange or transfer shall be promptly canceled by the Warrant Agent in accordance with previous instructions pertaining to the Company’s Shares.

6.4.	Registered Holders

Prior to due presentment for registration of transfer, the Company and the Warrant Agent may deem and treat the Registered Holder of any Warrant as the absolute owner thereof and of each Warrant represented thereby, for all purposes (notwithstanding any notations of ownership or writing thereon made by anyone other than the Company or the Warrant Agent), and shall not be affected by any notice to the contrary.

SECTION 7
LOSS OR MUTILATION

Upon receipt by the Company and the Warrant Agent of satisfactory evidence of the ownership of and the loss, theft, destruction, or mutilation of any Warrant, and (i) in the case of loss, theft or destruction, upon receipt by the Company and the Warrant Agent of indemnity satisfactory to them, or (ii) in the case of mutilation, upon surrender and cancellation upon receipt of such Warrant, the Company shall execute and the Warrant Agent shall countersign and deliver in lieu thereof a new Warrant representing an equal aggregate number of warrants.  Applicants for a substitute Warrant shall comply with such other reasonable regulations and pay such other reasonable charges as the Warrant Agent may prescribe.

SECTION 8
ADJUSTMENT OF EXERCISE PRICE
AND
NUMBER OF SHARES DELIVERABLE

8.1.	Adjustment Events

The Exercise Price and the number of shares (and, in certain events, the class or classes of capital stock of the Company) purchased upon the exercise of each Warrant are each, respectively, subject to adjustment from time to time as hereinafter provided prior to the expiration of any Warrant by its exercise or by its terms, in case any one or more of the events and referred to described below shall occur at any time or from time to time; that is to say, if the Company shall:

(i)             issue any shares of its Common Stock as a dividend or subdivide its outstanding shares of Common Stock into a greater number of shares then, in either of such cases, the then applicable purchase price per share of the shares of Common Stock purchasable pursuant to each Warrant in effect at the time of such action shall be proportionately reduced and the number of shares at that time purchasable pursuant to each Warrant shall be proportionately increased; or,

(ii)            combine its outstanding shares of Common Stock into a smaller number of such shares, or reclassify its shares of Common Stock into a lesser number of any shares of its capital stock, then, in such case, neither the then applicable purchase price per share of the shares of Common Stock purchasable pursuant to each Warrant in effect at the time of such action nor the number of shares of Common Stock at that time purchasable pursuant to each Warrant will be proportionately decreased; or

(iii)           issue by reclassification of its shares of Common Stock, into an equal or greater number of shares of any of its capital stock, then, as a condition of such recapitalization, lawful and adequate provision shall be made whereby the Registered Holder of each Warrant shall have, immediately after the effective date of any such reclassification, the right to purchase, upon the basis and on the terms and conditions specified herein, in lieu of the shares of Common Stock of the Company theretofore purchasable upon the exercise of each Warrant, such shares of stock or other securities as may be issued or payable with respect to, or in exchange for the number of shares of Common Stock of the Corporation theretofore purchasable upon the exercise of each Warrant, had such recapitalization not taken place; and in any such event, the rights of the Warrant Registered Holder to any adjustment in the number of shares of Common Stock purchasable upon the exercise of each Warrant, as hereinbefore provided, shall continue and be preserved in respect of any stock or other securities which the Warrant holder becomes entitled to purchase.  If after an adjustment the Registered Holder of a Warrant upon exercise of it may receive shares of two or more classes of capital stock of the Company, the Board of Directors shall in good faith determine the allocation of the adjusted Exercise Price between or among the classes of capital stock.  After such allocation, that portion of the Exercise Price applicable to each share of each such class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Agreement.  Notwithstanding the allocation of the Exercise Price between or among shares of capital stock as provided by this Section 8, a Warrant may only be exercised in full by payment of the entire Exercise Price currently in effect; or

(iv)           merge or consolidate with or into another corporation or sell or convey to another corporation, all or substantially all of the Company’s assets, then, as a condition of such consolidation, merger, sale or conveyance, the Company, or such successor or purchasing corporation, as the case may be, shall make lawful and adequate provision whereby the Registered Holder of each Warrant then outstanding shall receive, on exercise of such Warrant, the kind and amount of securities and property receivable upon such change, consolidation, merger, sale or conveyance by a Registered Holder of the number of securities issuable upon exercise of such Warrant immediately prior to such consolidation, merger, sale or conveyance but after giving effect to any reduction in the number of shares of the Company’s Common Stock resulting from such change, consolidation, merger, sale or conveyance, and shall forthwith file at the Corporation Office of the Warrant Agent a statement signed by its Chairman of the Board or President and by its Secretary or an Assistant Secretary evidencing such provisions.  Such provisions shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8; or.

(v)            take a record of the holders of its Common Stock for the purpose of entitling them to purchase shares of its Common Stock at a price per share below the current market price (as defined below) per share of its Common Stock at the date of taking such record, then, the number of shares of Common Stock purchasable pursuant to this Warrant shall be adjusted by multiplying (a) the number of shares of Common Stock which the Registered Holder hereof was entitled to receive immediately prior to such adjustment (taking into account fractional interests to the nearest 1000th of a share) by (b) a fraction, the numerator of which is the number of shares of the Common Stock of the Corporation outstanding (excluding the shares owned by the Corporation) immediately prior to the taking of such record plus the number of additional shares offered for purchase, and the denominator of which is the number of shares of Common Stock of the Corporation outstanding (excluding shares owned by the Corporation) immediately prior to the taking of such record plus the number of shares which the aggregate offering price of the total number of additional shares so offered could purchase at such current market price and the price per share shall be that number determined by multiplying (a) the price per share in effect immediately prior to the taking of such record by (b) a fraction, the numerator of which is the number of shares purchasable hereunder immediately prior to taking of such record and the denominator of which is the number of shares purchasable hereunder immediately after the taking of such record; or

(vi)           enter into a binding agreement to issue shares of its Common Stock at a price per share below the current market price (as defined below) per share of its Common Stock at the date of issuance of such Shares, then, the number of shares of Common Stock purchasable pursuant to this Warrant shall be adjusted by multiplying (a) the number of shares of Common Stock which the Registered Holder hereof was entitled to receive immediately prior to such adjustment (taking into account fractional interests to the nearest 1000th of a share) by (b) a fraction, the numerator of which is the number of shares of the Common Stock of the Corporation outstanding (excluding the shares owned by the Corporation) immediately prior to the issuance of such Shares plus the number of additional shares agreed to be issued, and the denominator of which is the number of shares of Common Stock of the Corporation outstanding (excluding shares owned by the Corporation) immediately prior to the issuance of such Shares plus the number of shares which the aggregate issue price of the total number of additional shares so issued would have been issued at such current market price and the price per share shall be that number determined by multiplying (a) the price per share in effect immediately prior to the taking of such record by (b) a fraction, the numerator of which is the number of shares purchasable hereunder immediately prior to taking of such record and the denominator of which is the number of shares purchasable hereunder immediately after the taking of such record; or

(vii)          reduce the exercise price of any or all classes of warrants, then, as a condition of such reduction it shall be made uniformly as to all warrants of that class then outstanding.

For the purpose hereof, the current market price per share of Common Stock of the Corporation at any date shall be deemed to be the average of the daily closing prices for the thirty (30) consecutive business days commencing forty-five (45) business days before the day in question.  The closing price for each day shall be the reported last sales price regular way or, in case no such reported sale takes place on such day, the reported closing bid prices regular way, in either case on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading (based on the aggregate dollar value of all securities listed or admitted to trading) or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System or the NASDAQ small cap market or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the NASDAQ National Market System or the NASDAQ small cap market, the last reported sale price or, in case no such reported sale takes place on such day, the reported closing bid prices in the over-the-counter market on the electronic bulletin board as reported by Bloomberg Financial Markets, or in the over-the-counter market as furnished by National Quotation Bureau, LLC, New York, New York, any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose, or, if such prices are not available, the fair market value set by, or in a manner established by, the Board of Directors of the Corporation in good faith.  “Trading Day” shall mean a day on which the national securities exchange or the NASDAQ National Market System used to determine the closing price is open for the transaction of business or the reporting of trades or, if the closing price is not so determined, a day on which the New York Stock Exchange is open for the transaction of business.

8.2.	Conditions Precedent

Before taking any action that would cause an adjustment increasing the then par value of the Shares issuable upon exercise of the Warrants above the Exercise Price, the Company shall have the right to take any corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Shares at such adjusted Exercise Price.

8.3	Notice

Upon any adjustment of the Exercise Price required to be made pursuant to this Section 8, within 30 days thereafter the Company shall (a) cause to be filed with the Warrant Agent written notice thereof, which notice shall be accompanied by a certificate of the Company’s independent auditors, stating the adjusted Exercise Price and the adjusted number of Shares purchasable or the kind and amount of any securities or property purchasable upon exercise of a Warrant, as the case may be, and setting forth in reasonable detail the method of calculation and the facts upon which such calculation and the facts upon which such calculation is based, which certificate shall be conclusive evidence of the correctness of such adjustment, and (b) cause to be mailed to each of the Registered Holders of the Warrant Certificates written notice of such adjustment.  Such notice may be given in advance and included as a part of the notice required to be mailed pursuant hereto.

In case at any time (a) the Company shall declare any dividend upon its Shares payable otherwise than in cash or in Shares of the Company; or (b) the Company shall offer for subscription to the holders of its Shares any additional shares of stock of any class or any other securities convertible into shares of stock or any rights to subscribe thereto; or (c) there shall be any capital reorganization or reclassification of the capital stock of the Company, or a sale of all or substantially all of the assets of the Company, or a consolidation or merger of the Company with another corporation (other than a merger in which the Company is the continuing corporation, and which does not result in any reclassification or change of the then outstanding Shares or other capital stock issuable upon exercise of the Warrants (other than a change in par value or a subdivision or combination of such shares)); or (d) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company; then, in any one or more of said cases, the Company shall cause to be mailed to each of the Registered Holders of outstanding Warrants, at the earliest practicable time (and in any event not less than 20 days before any record date or other date set for definitive action), written notice of the date of which the books of the Company shall close or a record shall be taken for such dividend, distribution of, or grant of subscription rights, or such reorganization, reclassification, sale, consolidation, merger, dissolution, liquidation, or winding up shall take place, as the case may be.  Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the kind and amount of the shares of stock and other securities and property deliverable upon exercise of the Warrants.  Such notice shall also specify the date as of which the record holders of the Shares shall participate in said dividend, distribution, or subscription rights or shall be entitled to exchange their shares for securities or other property deliverable upon such reorganization, reclassification, sale, consolidation, merger, dissolution, liquidation or winding up, as the case may be (on which date, in the event of voluntary or involuntary dissolution, liquidation or winding up of the Company, the right to exercise the Warrants shall terminate).

Without limiting the obligation of the Company to provide notice to the Registered Holders of corporate actions hereunder, it is agreed that failure of the Company to give notice shall not invalidate such corporate action of the Company.

SECTION 9
CONCERNING THE WARRANT AGENT

9.1.	Capacity

The Warrant Agent acts hereunder as agent and in a ministerial capacity for the Company, and its duties shall be determined solely by the provisions hereof.  The Warrant Agent shall not, by issuing and delivering Warrants or by any other act hereunder, be deemed to make any representations as to (i) the validity or value or authorization of (A) the Warrant or the Warrants represented thereby, or (B) any securities or other property delivered upon exercise of any Warrant; or (ii) whether any Shares of capital stock issued upon exercise of any Warrant is fully paid and nonassessable.

9.2.	Limitations of Responsibility

The Warrant Agent shall not, at any time, be under any duty or responsibility to any Registered Holder of Warrants (i) to make or cause to be made any adjustment of the Exercise Price provided in this Agreement; (ii) to determine whether any fact exists that may require any such adjustments; (iii) to determine the nature or extent of any such adjustment, when made; or (iv) to determine the method employed in making any such adjustment.

The Warrant Agent shall not be (i) liable for any recital or statement of fact contained herein or for any action taken, suffered, or omitted by it in reliance on any Warrant or other document or instrument believed by it in good faith to be genuine, and to have been signed or presented by the proper party or parties, (ii) responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in any Warrant, or (iii) liable for any act or omission in connection with this Agreement except for its own negligence or willful misconduct.

9.3.	Advice of Counsel

The Warrant Agent, may, at any time, consult with counsel satisfactory to it (who may be counsel for the Company) and shall incur no liability or responsibility for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel.

9.4.	Effect of Order of the Company

Any notice, statement, instruction, request, direction, order, or demand of the Company shall be sufficiently evidenced by an instrument signed by any of the Chairman of the Board, President, Secretary, or Assistant Secretary (unless other evidence in respect thereof is herein specifically prescribed).  The Warrant Agent shall not be liable for any action taken, suffered, or omitted by it in accordance with such notice, statement, instruction, request, direction, order, or demand.

9.5.	Compensation and Fees

The Company agrees to pay the Warrant Agent reasonable compensation for its services hereunder and to reimburse it for its reasonable expenses hereunder, which compensation shall be in accordance with the fee schedule attached as Exhibit “B” hereto for the first year during which this Agreement is in force, exclusive of expenses and such amount as shall be mutually agreed upon by the parties hereto during subsequent years; it further agrees to indemnify the Warrant Agent and save it harmless against any and all losses, expenses and liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Warrant Agent in the execution of its duties and powers hereunder except losses, expenses, and liabilities arising as a result of the Warrant Agent’s negligence or willful misconduct.

9.6.	Resignation

The Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agent’s own negligence or willful misconduct), after giving 30 days’ prior written notice to the Company.  At least 15 days’ prior to the date such resignation is to become effective, the Warrant Agent shall cause a copy of such notice of resignation to be mailed to the Registered Holder of each Warrant at the Company’s expense.  Upon such resignation the Company shall appoint a new warrant agent in writing.  If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation by the resigning Warrant Agent, then the Registered Holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a new warrant agent.  Any new warrant agent, whether appointed by the Company or by such court, shall be (i) a bank or trust company having a capital and surplus, as shown by its last published report to its stockholders, of not less than $10,000,000 or (ii) a stock transfer company.  After acceptance of such appointment by the new warrant agent is received by the Company, such new warrant agent shall be vested with the same powers, duties, rights, and responsibilities as if it had been originally named herein as Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act, or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning warrant agent.  No later than the effective date of any such appointment, the Company shall file notice thereof with the resigning warrant agent and shall forthwith cause a copy of such notice to be mailed to the Registered Holder of each Warrant.

9.7.	Termination

The Company may terminate the Warrant Agent hereunder and be discharged from all further duties and liabilities hereunder (except liabilities for the Warrant Agent’s then-due compensation and expenses), after giving 90 days’ prior written notice to the Warrant Agent.

9.8.	Successors

Any corporation into which the Warrant Agent or any new warrant agent may be converted or merged, or any corporation resulting from any consolidation to which the Warrant Agent (or any new warrant agent) shall be a party, or any corporation succeeding to the corporate trust business of the Warrant Agent shall be a successor warrant agent under this Agreement without any further act, provided that such corporation is eligible for appointment as successor to the Warrant Agent under the provisions of the preceding paragraph 10.6.  Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed to the Company and to the Registered Holder of each Warrant.

9.9.	Permitted Transactions

The Warrant Agent, its subsidiaries and affiliates, and any of its or their officers or directors, may buy and hold or sell Warrants or other securities of the Company and otherwise deal with the Company in the same manner and to the same extent as though the Warrant Agent were not the warrant agent hereunder.  Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

SECTION 10
RIGHTS OF THE REGISTERED HOLDER

No Registered Holder shall, by virtue hereof, be entitled to any rights of a shareholder in the company, either at law or equity.  The rights of the Registered Holder are limited to those expressed in the Warrant and are not enforceable against the Company except to the extent set forth in this Agreement and in the Warrant Certificates.

SECTION 11
GENERAL PROVISIONS

11.1.	Entire Agreement; Modification; Waivers.

This Agreement contains the entire agreement of the parties, and supersedes any prior agreements with respect to its subject matter. Except for the provisions of subsection 4.2, the Warrant Agent and the Company, by supplemental agreement, may make any changes in this Agreement (i) that they shall deem appropriate to cure any ambiguity or to correct any defective or inconsistent provision or manifest mistake or error herein contained; or (ii) that they may deem necessary or desirable and that shall not adversely affect the interests of the Registered Holders of Warrant Certificates (this provision, for instance, shall permit the Exercise Price to be decreased at the Company’s option).

11.2.	Notices.

All notices given under this Agreement shall be in writing, addressed to the parties as set forth below, and shall be effective on the earliest of (i) the date received, or (ii) on the second business day after delivery to a major international air delivery or air courier service (such as Federal Express or Network Couriers):

If to the Company:	If to the Registered Holder:	If to the Warrant Agent:

___________________	At the address of such	227 E. Edgewood
___________________	holder as shown on the	Friendswood, Texas
	registry books maintained	77546
by the Warrant Agent

11.3.	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas; provided, however, that if any provision of this Agreement is unenforceable under such law but is enforceable under the laws of the State of Nevada, then Nevada law shall govern the construction and enforcement of that provision.

11.4.	Jurisdiction and Venue.

The courts of the State of Texas located in Harris County, Texas (the “Texas Courts”) shall have exclusive jurisdiction to hear, adjudicate, decide, determine and enter final judgment in any action, suit, proceeding, case, controversy or dispute, whether at law or in equity, and whether in contract or tort, arising out of or related to this Agreement, or the construction or enforcement hereof.  The Company and the Registered Holder hereby irrevocably consent and submit to the exclusive personal jurisdiction of the Teas Courts to hear, adjudicate, decide, determine and enter final judgment.  If any case is brought or maintained in any court other than the Texas Courts, then that court shall, at the request of the Company or the Registered Holder, dismiss that action.

11.5.	Specific Performance.

The Company hereby acknowledges and agrees that it is difficult, if not impossible to measure in money the damages that will accrue to the Registered Holder by reason of a failure to issue the Shares under this Agreement, and that the Registered Holder may seek to specifically enforce the Company’s obligation to issue the Shares.   Therefore, if the Registered Holder shall institute any action or proceeding to enforce the provisions hereof, the Company hereby waives all claims or defenses therein that the Registered Holder has an adequate remedy at law, and hereby agrees not to assert or otherwise raise any such claim or defense.

11.6.	Waiver of Jury Trial.

The Company and the Registered Holder hereby waive trial by jury in any Related Action.

11.7.	Attorney’s Fees.

The prevailing party in any Related Action shall be entitled to recover that party’s costs of suit, including reasonable attorney’s fees.

11.8.	Binding Effect.

This Agreement shall be binding on, and shall inure to the benefit of the parties and their respective successors in interest.

11.9.	Construction, Counterparts.

This Agreement shall be construed as a whole and in favor of the validity and enforceability of each of its provisions, so as to carry out the intent of the parties as expressed herein. Heading are for the convenience of reference, and the meaning and interpretation of the text of any provision shall take precedence over its heading. This Agreement may be signed in one or more counterparts, each of which shall constitute an original, but all of which, taken together shall constitute one agreement. A faxed copy or photocopy of a party’s signature shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

The Company:		The Warrant Agent:

The Mint Leasing, Inc.		Donald W. Sapaugh

By	/s/ Jerry Parish	By	/s/ Donald W. Sapaugh
	Printed Name:		Printed Name:
	Title:		Title:

EXHIBIT A
FORM OF WARRANT CERTIFICATE

Number WA _____	_____________ Warrants
EXERCISABLE FROM 9:00 A.M., NEW YORK TIME,
ON _____________, UNTIL	CUSIP _____________
5:00 P.M., NEW YORK TIME, ____________
The Mint Leasing, Inc.
INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

This certifies that

is the owner of

WARRANTS, EACH TO PURCHASE ONE FULLY PAID AND NON-ASSESSABLE SHARE OF COMMON STOCK, $.001 PAR VALUE, OF

The Mint Leasing, Inc. at the initial Exercise Price of $____.___per share.  Payment of the Purchase Price shall be paid in the manner, at the time and on the terms and conditions specified in this Warrant and the Warrant Agreement.  The certificate or certificate shall be registered in the name specified in the notice of exercise free and clear of any legend, restriction or stop order.  This Warrant is transferable on the books of the Company by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed.

Witness the manual or facsimile signatures of the Company’s duly authorized officers, countersigned by the Warrant Agent.

Dated:  ________________________

[SEAL]

________________________________	________________________________
___________________, Secretary	_______________, President & CEO

Exhibit A - Page 1

ASSIGNMENT

FOR VALUE RECEIVED the undersigned Registered Holder of the within Warrant hereby sells, assigns, and transfers unto the Assignee(s) named below (including the undersigned with respect to any part of the Warrant not being assigned hereby) all of the right of the undersigned under the within Warrant, with respect to the number of shares of Common Stock set forth below:

Name of Assignee	Address of Assignee	Social Security or Other Identifying Number of Assignee	Number of Shares of Common Stock Assigned to Assignee

and does hereby irrevocably constitute and appoint ______________________ as the undersigned’s attorney to make such transfer on the books of the Warrant Agent and maintained for that purpose, with full power of substitution in the premises.
Date:  ______________, 20___

(Signature of Registered Holder)[1]

(Street Address)

(City)	(State)	(Zip Code)

NOTICE OF EXERCISE
To:  The Mint Leasing, Inc.
The undersigned irrevocably exercises this Warrant for the purchase of ____________ shares (subject to adjustment) of Common Stock of The Mint Leasing, Inc. (the “Company”): for this Warrant and agrees to make payment of $____________________ (the “Purchase Price”) in the manner specified in the Warrant Agreement, all at the Exercise Price and on the terms and conditions specified in this Warrant and the Warrant Agreement, and requests that a certificate for such Shares be registered in the name of _______________________________ whose address is _____________________________, and that such certificate be delivered to ___________________, whose address is __________________________________.

If said number of Shares is less than all of the Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of the Shares be registered in the name of ___________________, whose address is _________________________________ and that such Certificate be delivered to ______________, whose address is ______________________________.

Date:  ________________, 20___

(Signature of Registered Holder)[1]

(Street Address)

(City)	(State or Province)	(Zip Code)

(Country)

_______________________________

1	The signature must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatever.

Exhibit A - Page 2